Exhibit 5.5

[Logo of Gardere Wynne Sewell, LLP]

September 28, 2017

EnPro Industries, Inc.

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Re:	Registration Statement on Form S-4 of EnPro Industries, Inc. and the guarantors listed therein relating to the exchange offer for $150,000,000 aggregate principal amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have served as Texas counsel to Stemco LP, a Texas limited partnership (the “Partnership”), in connection with certain matters relating to the registration statement on Form S-4 (the “Registration Statement”) of EnPro Industries, Inc. (the “Issuer”) and certain of its subsidiaries, including the Partnership, with respect to the Issuer’s offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of its 5.875% Senior Notes due 2022 (the “New Notes”) for and in replacement of the Issuer’s outstanding 5.875% Senior Notes due 2022, issued on March 24, 2017, of which we understand $150,000,000 in aggregate principal amount is outstanding. The New Notes are to be issued pursuant to the Indenture dated as of September 16, 2014 by and among the Issuer, the Guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented, including by an Eighth Supplemental Indenture as of March 24, 2017 among the Issuer, the Guarantors party thereto and the Trustee (such indenture, as so supplemented, is referred to herein as the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions expressed herein, we have reviewed such matters of law and examined original, or copies certified or otherwise identified, of the Certificate of Limited Partnership of the Partnership, the Amended and Restated Agreement of Limited Partnership of Stemco LP dated as of September 20, 2016, resolutions of the general and limited partners of the Partnership, the Registration Statement, an executed copy of the Indenture, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions expressed herein. In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the

GARDERE WYNNE SEWELL LLP	AUSTIN	DALLAS	DENVER	HOUSTON	MEXICO CITY	gardere.com

2021 McKinney Avenue, Suite 1600, Dallas, Texas 75201 t 214.999.3000 f 214.999.4667

EnPro Industries, Inc.

September 28, 2017

documents and certificates submitted to us as certified, photostatic, conformed, electronic or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Partnership to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Partnership.

In rendering the opinions set forth below, we have also assumed that prior to the issuance of any of the New Notes pursuant to the Exchange Offer the Registration Statement, as may then be amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and the Indenture shall have been qualified pursuant to the Trust Indenture Act of 1939, as amended.

We have assumed, for the purposes of the opinions herein expressed:

(a) The accuracy and completeness of all certificates and other statements, documents and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the documents reviewed by us, with respect to the factual matters set forth therein;

(b) The signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; and

(c) No fraud or misrepresentation exists with respect to any of the matters relevant to our opinions herein contained.

Upon the basis of such examination, and subject to the limitations and qualifications expressed herein, we are of the opinion that:

(1)	The Partnership is a limited partnership validly existing under the laws of the State of Texas.

(2)	The Partnership has the limited partnership power to enter into and perform its obligations under the Indenture.

(3)	The Indenture dated as of September 16, 2014 by and among the Issuer, the Guarantors party thereto and the Trustee was duly executed by David S. Burnett, in his capacity as Treasurer of the Partnership, on behalf of the Partnership and the Eighth Supplemental Indenture as of March 24, 2017 among the Issuer, the Guarantors party thereto and the Trustee has been duly executed by Robert S. McLean, in his capacity as Vice President of the Partnership, on behalf of the Partnership.

EnPro Industries, Inc.

September 28, 2017

The opinions expressed in this opinion letter are limited by, subject to and based on the following:

(a) We are members of the State Bar of Texas, and the foregoing opinions are limited to the laws of the State of Texas. No opinion is expressed herein with respect to any laws or regulations of any county, city or other political subdivision of any state, and no opinions beyond those stated herein may be implied or inferred. We express no opinion with respect to compliance with Texas state securities or “Blue Sky” laws.

(b) We have made no independent investigation as to the accuracy or completeness of facts material to the opinions expressed in this opinion letter.

(c) The opinion expressed in Paragraph 1 as to existence is rendered solely on the basis of (a) the Certificate of Fact, dated September 27, 2017, from the Secretary of State of the State of Texas, certifying as of the date thereof, the Partnership is “in existence” in the State of Texas, and (b) a print-out of Franchise Tax Account Status, dated September 27, 2017, from the Texas Comptroller of Public Accounts, stating that the Partnership’s right to transact business in the State of Texas is “active”.

(d) This opinion letter constitutes the firm’s professional legal opinion as to certain legal consequences of, and the applicability of certain laws to, the transactions contemplated by, the documents reviewed by us. This firm does not, by rendering such opinion, become a guarantor of the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARDERE WYNNE SEWELL, LLP

By:	/s/ Steven C. Camp
Steven S. Camp, a Partner